ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), dated as of _December 1st__________, 2015 __(the "Effective Date"), is made and entered into by and between ___(NEXT COMMUNICATIONS INC) ___________, a Florida ___ corporation ("Assignor") and ____ (MEIMOUN & MAMMON LLC) ______________ ("Assignee"), a _______corporation.

WHEREAS, Assignor and BROADVOX, LLC ("Broadvox") entered into that certain (M&M BWCA 7n5) dated (together with any amendments, attachments or exhibits thereto, the "Services Agreement"), whereby Broadvox agreed to provide to Assignor telecommunications services and Assignor agreed to pay Broadvox for same;

WHEREAS, Assignor desires to assign, and Assignee desires to assume, all of Assignor's right, interests, obligations and liabilities under the Services Agreement;

WHEREAS, pursuant to the Service Agreement, Assignor must obtain Broadvox's prior consent to any assignment and assumption of the Services Agreement; and

WHEREAS, Broadvox hereby wishes to provide its consent hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1. Assignment and Assumption. On the teems and conditions set forth herein, and effective as of the Effective Date, Assignor hereby assigns to Assignee, and Assignee hereby unconditionally and irrevocably assumes, all of Assignor's right, interests, obligations and liabilities under the Services Agreement, including, without limitation, any outstanding payment obligations of Assignor to Broadvox for services and/or equipment provided to Assignor prior to the date hereof. A true and complete copy of the Services Agreement is attached hereto as Exhibit A. Broadvox hereby consents to Assignor's assignment of the Services Agreement to Assignee and Assignee's assumption of same.

2. Mutual Representations and Warranties. Each of the parties hereto represent and warrants to the other party as follows:

(a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the full power and authority and has taken all corporate action necessary, to execute and deliver this Agreement and to fulfill its obligations hereunder and to consummate the transactions contemplated hereby; and

(b) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3 Representations and Warranties of Assignor. The Assignor hereby represents and warrants to Assignee that:

(a) Broadvox has not defaulted in its obligations to the Assignor under the Services Agreement, and to the best of Assignor's knowledge, no event has occurred which with the passage of time or the giving of notice, or both, would constitute a default by Broadvox under the Services Agreement; and

(b) Assignor has no cause of action, claim or right of offset, under the Services Agreement or otherwise, against Broadvox.

4. Further Assurances. From and after the date hereof, Assignor and Assignee each covenant and agree to execute and deliver all such documents and to take all such further actions as may reasonably be deemed necessary, from time to time, to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

5. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors and assigns. All representations and warranties made herein shall survive the execution and delivery of this Agreement.

6 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

7. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all oral communication and all prior or contemporaneous negotiations, promises, covenants, agreements, writings or representations with respect hereto.

8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. The parties hereby irrevocably consent and submit to personal jurisdiction in the state and federal courts in Cuyahoga County, Ohio for all matters arising under this Agreement. In the event an action is brought or an attorney is retained by Broadvox to enforce the terms of this Agreement or to collect any moneys due hereunder, Broadvox will be entitled to recover, in addition to any other remedy, reimbursement for reasonable attorney's fees, court costs, reasonable costs of investigation and other related expenses incurred in connection therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first above written.

ASSIGNOR:

By: [signature]

Name: Arik Meimoun

Title: Chairman and CEO
Next Communications, Inc.

ASSIGNEE:

By: [signature]

Name: Shalom Arik Meimoun

Title: President and CEO
Meimoun & Mammon, LLC

ACKNOWLEDGED AND CONSENTED TO:

BROADVOX, LLC

By: [signature]
Name: Teri L. Asiala
Title: EVP

EXHIBIT A

[Attach copy of Services Agreement]